Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.

May 13, 2002

Dear Sir/Madam:

        We have read Item 4 included in the Form 8-K dated May 13, 2002 of Neopharm, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

Arthur Andersen LLP

cc:	Lawrence Kenyon Chief Financial Officer and Secretary